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[LOGO]



                                   March 22, 2000


Craig T. Sheetz
13439 Broadway Extension
Oklahoma City, Oklahoma 73114


     Re: Employment as CFO of Logix


Dear Craig:

It is a great pleasure to offer you the position of Chief Financial Officer of Logix Communications Enterprises, Inc. and its subsidiaries. Your salary will be $195,000 per year and your target bonus compensation will be 50% of your base salary. Details of the bonus compensation targets will be developed by us jointly. Your existing vacation benefits at Dobson Communications will be carried over to Logix. You will receive 1,000,000 incentive stock options under Logix's 1998 ISO Plan with a strike price of $2.67 per share.

In the event of a change of control of Logix during your employment which is at a valuation which would result in your options having a value of less than $1,000,000, Logix will make up the difference between the valuation and $1,000,000, such that the change of control will result in cash out to you from the change of control of a minimum of $1,000,000.

Logix Communications Enterprises, Inc.'s benefit package includes health insurance; employee group life insurance; vacation accrual; sick leave; short-term and long-term disability insurance; Flexible Compensation Plan (125 Cafeteria Plan); Employee Assistance Program; and 401k plan. We will arrange to carry over your present 401(k) vesting rights at Dobson to the Logix 401(k) plan.

As required by the Immigration Reform and Control Act of 1986, your employment is also contingent upon your proof of eligibility to work in the United States. You must exhibit originals of required documents before or on your first day of employment.

This letter does not constitute an offer for permanent employment or a specific term of employment.

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Craig T. Sheetz
March 22, 2000
Page 2


If the terms and conditions of this letter are satisfactory to you, please indicate your acceptance in the space provided below.


                                       Sincerely,

                                       /s/ Bert Pharis

                                       Bert Pharis


Accepted:

/s/ Craig T. Sheetz
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    Craig T. Sheetz